Exhibit 99.1
Reconciliation of Non-GAAP Measures
EBITDA Reconciliations

	(Amounts in thousands)
	Twelve Months Ended
	December 31
	2007	2006

Reconciliation of Net Cash Provided by Operating Activities to EBITDA

Net cash provided by operating activities	$708,144	$579,349
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(7,856)	112,962
Other items, net	22,097	4,254
Loss on discontinued operations, net of income taxes	12,176	9,964
Income tax expense	204,416	223,313
Interest (income)/expense, net	41,593	20,139

EBITDA	$980,570	$949,981

Reconciliation of Operating Earnings to EBITDA

Operating earnings	$714,417	$695,089
Other (expense) income, net	(5,322)	28,541

EBIT	709,095	723,630
Depreciation, depletion, accretion and amortization from continuing operations	271,475	226,351

EBITDA	$980,570	$949,981

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. This financial metric is often used by the investment community as one indicator of a company’s ability to incur and service debt. EBITDA is not defined by generally accepted accounting principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.
EBITDA is presented for the convenience of the investment professionals that use the metric in their analysis and to provide the Company’s shareholders an understanding of one metric management uses to assess performance. Due to the significant write-up of the assets acquired in the November 2007 acquisition of Florida Rock resulting from the application of SFAS 141, Business Combinations, Vulcan’s management internally uses EBITDA to assess the operating performance of the acquired Florida Rock assets and consolidated company. Vulcan’s management does not use this metric as a measure to allocate resources internally.